Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Michael R. Dougherty	Lauren Mason (215) 519-3889
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION REPORTS THIRD

QUARTER 2003 FINANCIAL RESULTS

-Conference Call to Discuss Financial Results and Program Update Including

Study 306 Results Scheduled for 8:30 a.m. EDT on October 23, 2003.-

EXTON, Pa., October 22, 2003 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the three and nine month periods ended September 30, 2003.

For the three months ended September 30, 2003, the Company reported a net loss of $13.8 million or $0.44 per basic and diluted share, compared to a net loss of $20.2 million or $0.65 per basic and diluted share in the three months ended September 30, 2002. For the nine months ended September 30, 2003, the Company reported a net loss of $36.7 million or $1.16 per basic and diluted share, compared to a net loss of $48.5 million or $1.55 per basic and diluted share for the same period in 2002.

Michael R. Dougherty, Adolor’s Senior Vice President, Chief Operating Officer and Chief Financial Officer commented, “Our third quarter and year to date losses declined by approximately $6.4 million and $11.8 million as compared to the same periods in 2002, primarily due to a decrease in expenses relating to our Phase III clinical trial program in postoperative ileus, which is nearing completion. We have announced top-line results in both our 302 and 313 clinical trials already in 2003. Today, we announced top-line results from our 306 clinical trial, and we expect to be able to announce the completion of patient accrual in our 308 clinical trial in the fourth quarter of 2003. Third quarter highlights also included our in-licensing of a postoperative incisional pain management product candidate from EpiCept.”

Contract, grant, license and milestone revenues for the quarter ended September 30, 2003 were $4.8 million, compared to $9.1 million in the third quarter of 2002. Contract, grant, license and milestone revenues for the nine months ended September 30, 2003 were $16.6 million, compared to $19.8 million in the same period of 2002. These decreases relate principally to a decrease in expenses incurred and reimbursed pursuant to the Company’s collaboration agreement with Glaxo Group Limited (“Glaxo”) for the development and commercialization of alvimopan for certain indications.

Research and development expenses in the third quarter of 2003 were $14.6 million, compared to $23.4 million for the same period in 2002. Research and development expenses in the nine months ended September 30, 2003 were $43.2 million, compared to $54.8 million for the same period in 2002. These decreases are primarily due to decreases in costs related to the clinical testing of alvimopan.

Marketing, general and administrative expenses decreased to $4.7 million in the third quarter of 2003 from $7.0 million in the same period in 2002, resulting principally from non-cash compensation charges recorded in 2002. Marketing, general and administrative expenses decreased to $12.0 million in the first nine months of 2003 from $17.0 million in the same period in 2002. This decrease resulted principally from reductions in compensation related expenses and a decrease in financial advisory and legal fees incurred in 2002 in connection with the execution of the Company’s collaboration agreement with Glaxo.

As of September 30, 2003, Adolor had approximately $114.9 million in cash, cash equivalents and short-term investments.

Adolor will host a webcast conference call tomorrow, October 23, 2003 at 8:30 a.m. Eastern Daylight Time in connection with the Company’s financial results for the third quarter and program update including results from Study 306. You may access the call by dialing 800-299-9086 for domestic callers and 617-786-2903 for international callers and provide passcode 55553564. Slides accompanying the call, as well as a webcast of the audio portion of the call, will be available on the Investor Relations section of the Company’s website, www.adolor.com.

A replay of the conference call will be available beginning at 10:30 a.m. Eastern Daylight Time on October 23, 2003. To listen to a replay of the conference call, dial 888-286-8010 (domestic callers) or 617-801-6888 (international callers) with a passcode of 54478066 or listen via the website. The replay will be available for one week.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ (alvimopan) is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain. Adolor is collaborating with Glaxo for the development and commercialization of Entereg™ (alvimopan). Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor does not announce completion of accrual in Study 14CL308 in the fourth quarter of 2003; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Adolor’s product candidates, including alvimopan, may not be successful; the risk that Adolor may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, or otherwise; Adolor’s reliance on its collaborators, including Glaxo, in connection with the development and commercialization of Adolor’s product candidates; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission (“SEC”).

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003, Adolor’s Report on Form 10-Q for the quarter ended March 31, 2003 filed May 14, 2003, Adolor’s Report on Form 10-Q for the quarter ended June 30, 2003 filed August 7, 2003, and Adolor’s Registration Statement on Form S-3 filed October 16, 2003 (File # 333-107998). We urge you to carefully review and consider the disclosures found in our filing which are available in the SEC EDGAR database at www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

# # #

[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
REVENUES
Contract, grant, license and milestone revenue	$4,848,306	$9,068,054	$16,605,211	$19,843,610

OPERATING EXPENSES
Research and development	14,551,187	23,382,744	43,226,401	54,762,445
Marketing, general and administrative	4,651,805	6,954,832	12,009,484	17,029,181

Total operating expenses	19,202,992	30,337,576	55,235,885	71,791,626

Operating loss	(14,354,686)	(21,269,522)	(38,630,674)	(51,948,016)
Interest income and other, net	516,716	1,110,970	1,971,770	3,470,993

Net loss	($13,837,970)	($20,158,552)	($36,658,904)	($48,477,023)

Basic and diluted net loss per share	($0.44)	($0.65)	($1.16)	($1.55)
Shares used in computing basic and diluted net loss per share	31,662,872	31,238,774	31,592,436	31,197,046

BALANCE SHEET DATA

(Unaudited)

	SEPTEMBER 30, 2003	DECEMBER 31, 2002
Cash, cash equivalents and short-term investments	$114,865,338	$153,984,609
Working capital	98,237,524	140,290,044
Total assets	128,311,987	168,271,281
Total stockholders’ equity	66,601,367	100,727,716